1 | Q4 2021

Feb. 10, 2022

## Dear Shareholders:

With today's positive Q4 and full year 2021 results, we are energized about the opportunity in front of us as we continue our mission to help people unlock life's next chapter.

We've made significant progress in our efforts to wind down our iBuying business — selling homes faster than we anticipated at better unit economics than we projected. The wind-down process is running smoothly and efficiently, and we expect it to generate positive cash flow. We feel even more confident today that exiting iBuying and eliminating the housing market balance sheet risk to our company and our shareholders was the right decision. We remain focused on continuing to grow our core businesses as we deliver innovative new ways to help our customers move.

We know our customers better than we ever have before because we've been in the trenches with them, buying and selling thousands of homes. The home buying and selling process continues to be archaic, primarily offline, complicated, time-consuming, stressful, and costly. On top of the time and energy expended on this taxing process, all of these pieces add up to between $26,000 and $40,000 in extra expenses on an average home price of $366,400[1]. Moving is exhausting and expensive, and to us, it is painfully clear that customers deserve — and demand — more control.

Over the past 15+ years, Zillow has demonstrated a history of relentless reimagination as we strive to empower customers. Three years ago, we made a big bet to continue pushing that innovation when we shifted strategic focus from a purely ad-based business model to one that is focused on transactions. This marked our transition from Zillow 1.0 to what we call Zillow 2.0.

Our mission has been steady, and our vision for Zillow 2.0 remains unchanged. We are moving forward with the strategy to help more high-intent movers find and win their home through digital solutions, first-class partnerships, and easier buying, selling, financing and renting experiences.

### Key Highlights

**Q4**

CONSOLIDATED REVENUE:
**$3.9 Billion**

CONSOLIDATED GAAP NET LOSS:
**$261 Million**

CONSOLIDATED ADJUSTED EBITDA LOSS:
**$0.4 Million**

AVERAGE MONTHLY UNIQUE USERS:
**198 Million**
1% YoY decline

VISITS:
**2.3 Billion**
2% YoY growth

**FY 2021**

CONSOLIDATED REVENUE:
**$8.1 Billion**

CONSOLIDATED GAAP NET LOSS:
**$528 Million**

CONSOLIDATED ADJUSTED EBITDA:
**$195 Million**

VISITS:
**10.2 Billion**
6% YoY growth

[1] *Estimated Cost to Move = $26K-$40K or 7-11% of the average home transaction value of $366,400 per the National Association of REALTORS®. Based on market data, the estimated cost to move includes real estate commissions of 5-6%, mortgage origination fees of 0.5-1%, title insurance premiums of 0.5-1%, escrow fees of 1-2%, and moving costs of 0.2-0.6% for short-distance moves. It does not include other potential costs like closing concessions, inspection, appraisal, dual mortgage payments or renovations.*

2 | Q4 2021

To execute on this strategy, we are focused on building the ‘housing super app’ — an integrated digital experience in which Zillow connects all the fragmented pieces of the moving process and brings them together on one transaction platform. We are well-positioned to execute here, given our position in the hearts and minds of consumers today, with more than 3x the number of daily active app users than our closest competitor2. As we build the housing super app, it is important to understand both the current state of the U.S. housing market, and the opportunity in front of us in our customer funnel over the next few years. In 2021, 6.1 million existing homes exchanged hands in the U.S.3 For every home exchanged, there are two customer transactions — one on the buy side and one on the sell side — which results in a 12.2 million customer transaction total addressable market. For the vast majority of Zillow’s history, we have been primarily used as a service to help customers buy their next home. Of the 6.1 million buy-side customer transactions that occurred last year, we estimate that 4.1 million of those actual buyers were on our sites and apps, which accounts for ~67% of all buyers in the U.S.4 This number is remarkable, but also closely tracks the app data on our competitive landscape. As we move through the buyer’s journey, we estimate that 1.4 million actual home buyers asked to connect with a Zillow Premier Agent last year5. This means approximately 25% of home buyers in the U.S. last year clicked a button to connect to a Zillow Premier Agent, which tells us that we’re the pre-eminent place for high-intent movers to find their next home. Of those 1.4 million actual home buyers who tried to connect with us, we estimate about 360,000 ended up transacting with Zillow6. That number is primarily buyers, but we do have some customers today who connect with a Premier Agent and end up selling their existing home with them as well. Overall, we estimate that our buy-side market share today is roughly 5%7 and our overall customer transaction share is roughly 3%. Getting to this level of penetration has taken a remarkable effort over the past 15+ years, and we are proud of what we’ve accomplished to date. And yet, we see significant opportunity to increase our share of customer transactions by vastly improving our customer experience and funnel. First, we plan to grow engagement with the roughly 4.1 million home buyers who use our product. We will do this by leveraging our tech and product innovation to deliver personalized, immersive content and curated experiences like 3D tours integrated with interactive floor plans, and intuitive tools to understand affordability early in a customer’s journey. At the same time, we will continue to improve our core experience in Zestimate, search & find, and other expanded services. 7 Represents the estimated % of buy-side transactions in 2021 that are customer transactions. Please see the below section “Use of Operating Metrics” for important information about our calculation of customer transactions. 6 Please see the below section “Use of Operating Metrics” for important information about our calculation of customer transactions. 5 Estimated from Zillow Group internal data. 4 Internal estimate derived from the annual number of home sales in 2021 per National Association of REALTORS® and Zillow Group internal data and estimates. 3 National Association of REALTORS® data. 2 App Annie data as of February 2022. 3 | Q4 2021

Next, we plan to increase the 1.4 million actual home buyers who tried to connect with us last year. We expect to do this in three ways. First will be improving the critical touring experience with ShowingTime to make it easier for movers to tour homes and connect with our partners. Second will be an increased focus on preparing these customers to be transaction-ready through intuitive and digitized mortgage offerings. And third, we will develop seller solutions by leveraging learnings from iBuying to stand up new, more asset-light services. As we take all of the energy potential from buyers on Zillow and open up broader seller solutions and financing opportunities, we expect to increase the number of people who raise their hand to transact with Zillow and open up access to the 6.1 million sell-side customer transactions that mirror the 6.1 million buy-side transactions that we’ve been focused on to date. We will couple these product improvements with an enhanced partner agent network and how we interact with, support and improve the experience for our mutual customers. Here, we will continue to focus on working with high-performing agents who have demonstrated stellar customer service, a proven ability to close, and an appetite to grow with us as partners, as we expand. A great benefit of these product and service improvements is they have an eye toward integration, which is a win for the customer, a win for agents, and a win for Zillow because we believe it can enable us to drive more customer transactions and more revenue per customer transaction8. One prominent way to do this will be integrating Zillow Home Loans into our shopping experience to better serve our customers. Today, nearly 90% of all home buyers finance with a mortgage9, and many of them want to get pre-qualified before finding an agent. By offering intuitive and reliable pre-approval and pre-qualification services earlier in a shopper’s journey, we can keep customers engaged in our funnel and improve their overall experience. We see expanded seller services and closing services as critical to the integration we expect to provide, and are hard at work testing and innovating on what is next. The size of the prize is large when we become the central integrator — connecting pieces of the fragmented process and turning dreamers into transactors within the ‘housing super app.’ We expect all of these efforts to translate into $5 billion in annual revenue and 45% EBITDA margin by the end of 2025. We want to acknowledge the past few months have been challenging for us all — Zillow leadership, employees, and investors — but innovation is a bumpy road. Big swings are core to Zillow, and they are what make our company so unique. We are excited about the opportunity in front of us. Thank you for joining us on this journey. Sincerely, Rich Barton, Co-founder & CEO Allen Parker, CFOrevenue 9 National Association of REALTORS® 8 Please see the below section “Use of Operating Metrics” for important information about our calculation of revenue per customer transaction. 4 | Q4 2021

Fourth-Quarter and Full-Year 2021 Highlights: Zillow Group’s fourth-quarter results met or exceeded our outlook at a consolidated level and for all three reporting segments. ● Consolidated Q4 revenue was $3.9 billion and full-year 2021 revenue was $8.1 billion. ○ IMT segment revenue grew 14% year over year to $483 million for Q4, coming in above the $481 million midpoint of our outlook range. Premier Agent revenue grew 13% year over year to $354 million for Q4 as we continued to execute on making connections between high-intent customers and high-performing agents. ○ Homes segment revenue of $3.3 billion in Q4 well exceeded our outlook as the wind-down of our iBuying operations progressed faster than anticipated. ○ Mortgages segment revenue was $51 million in Q4, at the high end of our outlook range. ● On a GAAP basis, consolidated net loss was $261 million in Q4 and a loss of $528 million for 2021. Segment income (loss) before income taxes was $137 million, $(342) million and $(27) million for the IMT, Homes and Mortgages segments in Q4, and $545 million, $(881) million and $(52) million for full year 2021, respectively. ● Consolidated Adjusted EBITDA10 was a loss of $0.4 million in Q4 and a gain of $195 million for full year 2021. Adjusted EBITDA (loss) by segment was: $220 million, $(206) million and $(14) million for the IMT, Homes and Mortgages segments in Q4, and $853 million, $(650) million and $(9) million for the full year, respectively. Q4 consolidated results were driven by higher-than-anticipated margins in our IMT segment and lower-than-expected inventory losses in our Homes segment. Full-year results were driven primarily by IMT segment Adjusted EBITDA margin expanding to 45% from 38% in 2020. ● Cash and investments were $3.1 billion at the end of Q4, down slightly from $3.2 billion at the end of Q3, reflecting the impact of $302 million in share repurchases in December under the current $750 million authorization, largely offset by earnings from the IMT segment. ● Traffic to Zillow Group’s mobile apps and websites in Q4 was 198 million average monthly unique users, roughly flat year over year, which drove 2.3 billion visits during the same period, up 2% year over year. Full-year 2021 visits were 10.2 billion, up 6% from the previous year. 10 Adjusted EBITDA and segment-level Adjusted EBITDA are non-GAAP financial measures; they are not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. Please see the below sections “Use of Non-GAAP Financial Measures” and “Adjusted EBITDA” for more information about our presentation of Adjusted EBITDA and segment-level Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment, for the relevant period. 5 | Q4 2021

# Select Fourth-Quarter and 2021 Results

### INTERNET, MEDIA & TECHNOLOGY SEGMENT RESULTS

Revenue for the Internet, Media & Technology ("IMT") segment increased 14% year over year to $483 million for Q4 2021, and 51% when compared to Q4 2019. IMT revenue increased 30% to $1.9 billion for the full year 2021. Our Q4 IMT segment revenue came in slightly above the $481 million midpoint of our outlook, driven primarily by Premier Agent revenue at the low end of our outlook range and better-than-expected results in our Rentals business.

IMT segment GAAP income before income taxes in Q4 was $137 million, or 28% of IMT segment revenue, compared to $145 million, or 34% of segment revenue, in the same period a year ago. IMT segment GAAP income before income taxes in 2021 was $545 million, or 29% of IMT segment revenue, compared to $263 million, or 18% of IMT segment revenue in 2020, representing nearly 1,100 basis points and nearly 2,300 basis points of margin expansion over 2020 and 2019, respectively.

## IMT Highlights

**Q4**

SEGMENT REVENUE:
**$483 Million**

SEGMENT INCOME BEFORE INCOME TAXES:
**$137 Million**
-7% YoY growth

SEGMENT ADJUSTED EBITDA:
**$220 Million**

**FY 2021**

SEGMENT REVENUE:
**$1.9 Billion**

SEGMENT INCOME BEFORE INCOME TAXES:
**$545 Million**

SEGMENT ADJUSTED EBITDA:
**$853 Million**

IMT segment Adjusted EBITDA was $220 million, or 46% of IMT segment revenue in Q4, exceeding our outlook of $200 million and 42% Adjusted EBITDA margin at the midpoint of our outlook. The outperformance in Q4 was driven by a combination of continued operating efficiency improvements and lower-than-anticipated advertising and marketing spend. For 2021, IMT segment Adjusted EBITDA was $853 million, or 45% of IMT segment revenue, representing nearly 700 basis points and more than 2,100 basis points of margin expansion over 2020 and 2019, respectively.

### Premier Agent

Zillow PREMIER AGENT®

Premier Agent revenue for Q4 was up 13% year over year to $354 million, exceeding the total industry transaction dollar volume growth[11], which was approximately 4% for the quarter. On a two-year basis Premier Agent revenue growth was up 52% in Q4 2021 over Q4 2019, an acceleration when compared to the 49% two year growth in Q3 2021. The Omicron variant and severe cold weather resulted in fewer new for-sale listings in late Q4 than expected, which had a slight impact on our results, but remained within our expected seasonal range and outlook.

### Other IMT Revenue

Other IMT revenue, which includes rentals, new construction, display advertising, business technology solutions for real estate professionals, and ShowingTime, increased 18% year over year to $129 million in Q4. Rentals revenue was roughly flat year over year but better than expected despite continued pressure from high occupancy rates, which dampens demand for rentals advertising.

[11] *National Association of REALTORS® existing homes sold during Q4 2021 multiplied by the average selling price per home for Q4 2021 compared to the same period in 2020.*

6 | Q4 2021

## HOMES SEGMENT RESULTS

We continued to make progress on our plans to wind down our iBuying operations, resulting in Q4 revenue ahead of both our initial outlook from November as well as our updated outlook provided in early December. Homes segment revenue was driven by a higher-than-expected number of homes sold in the quarter — 8,353 homes versus our outlook for approximately 5,000 homes. Our resale volume benefited from improvements in renovations, with started renovations up 49% and completed renovations up 39% when compared to Q3, as well as better resale velocity.

We experienced higher home resale prices than we previously expected during Q4, which resulted in write-downs of $93 million, better than our outlook for losses of $240 million to $265 million. Write-downs for Q3 and Q4 totaled $405 million, $160 million better than the midpoint of our prior estimated range. We ended the quarter with approximately 10,000 homes in inventory, roughly flat from the end of Q3 and better than the increase we expected as we acquired homes that we had committed to purchase prior to our announcement of the wind-down of our iBuying operations. We are currently under contract to sell or have reached agreement on disposition terms for more than 85% of the homes we expected to resell during the entire wind-down process.

Homes segment loss before income taxes was $342 million in Q4. Homes segment Adjusted EBITDA was a loss of $206 million, $141 million better than the midpoint of our outlook for a loss of $365 million to $330 million. Adjusted EBITDA outperformance was due to better-than-expected resale prices and better-than-expected resale velocity in Q4 than previously assumed.

Zillow Offers gross profit was $14 million in Q4 and average Zillow Offers gross profit per home sold was $1,714, or 43 basis points as a percentage of revenue. Average return on homes sold before interest expense[12] was a loss of $24,738 per home, or 619 basis points as a percentage of revenue.

## Homes Highlights

**Q4**

SEGMENT REVENUE:
**$3.3 Billion**

HOMES PURCHASED:
**8,594**

HOMES SOLD:
**8,353**

**FY 2021**

SEGMENT REVENUE:
**$6.0 Billion**

HOMES PURCHASED:
**23,935**

HOMES SOLD:
**15,436**

[12] *Average Return on Homes Sold After Interest Expense and Average Return on Homes Sold Before Interest Expense are non-GAAP financial measures; they are not calculated or presented in accordance with GAAP. See the sections "Use of Non-GAAP Financial Measures" and "Non-GAAP Average Return on Homes Sold After Interest Expense" below for more information about our presentation of these non-GAAP measures, including reconciliation to the most directly comparable GAAP financial measures, which are Zillow Offers gross profit and average gross profit per home.*

7 | Q4 2021

* Amount excludes expenses incurred during the period that are not related to homes sold during the period. ** Holding costs and interest expense include $13.0 million and $7.8 million, respectively, of costs incurred in prior periods associated with homes sold in Q4 of 2021, and $1.4 million and $0.6 million, respectively, of costs incurred in prior periods associated with homes sold in Q4 of 2020. MORTGAGES SEGMENT RESULTS Mortgages segment revenue of $51 million for Q4 was at the high end of our outlook range as refinancing loan originations did not slow as much as expected, while gain on sale margins compressed within our expectations. Mortgages segment loss before income taxes in Q4 was $27 million. Segment Adjusted EBITDA in Q4 was a loss of $14 million, near the midpoint of our outlook as we expected lower profitability due to lower purchase volumes from winding-down our iBuying operations. 8 | Q4 2021

Fourth-Quarter Financial Details OPERATING EXPENSE SUMMARY Total consolidated costs and expenses were $662 million in Q4, up 85% from $357 million a year ago, primarily driven by increases in holding and selling costs in the Homes segment due to increased sales volume from iBuying operations, sales and marketing expenses, headcount-related costs, and restructuring costs recorded in Q4 related to the wind-down of our iBuying operations. The following table presents certain costs and expenses by segment for the periods presented (in thousands, unaudited): BALANCE SHEET & CASH FLOW SUMMARY We ended the fourth quarter with cash and investments of $3.1 billion and debt of $4.8 billion. Cash and investments were down slightly from $3.2 billion at the end of Q3, after the impact of $302 million in share repurchases in December, largely offset by earnings from the IMT segment. We have $448 million remaining under the current $750 million share repurchase authorization. 9 | Q4 2021

Outlook The following table presents our outlook for the three months ending March 31, 2022 (in millions): * Zillow Group has not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted total Adjusted EBITDA or of forecasted GAAP income (loss) before income taxes to forecasted segment Adjusted EBITDA within this communication because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to: income taxes which are directly impacted by unpredictable fluctuations in the market price of the company’s capital stock; depreciation and amortization expense from new acquisitions; impairments of assets; gains or losses on extinguishment of debt and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss) and income (loss) before income taxes, are inherently uncertain and depend on various factors, many of which are outside of Zillow Group’s control. For more information regarding the non-GAAP financial measures discussed in this communication, please see “Use of Non-GAAP Financial Measures” below. ** We have excluded from our outlook for Weighted average shares outstanding - diluted any potentially dilutive impact of the conversion of our convertible senior notes due in 2024, 2025 and 2026. The maximum number of shares underlying these convertible senior notes is 33.9 million shares of Class C capital stock. Consolidated Outlook We expect Q1 consolidated revenue to be $3.3 billion at the midpoint of our outlook. Upon completion of the wind-down, which is expected to occur in the second half of 2022, we now expect the net impact of our iBuying operations wind-down of inventory (including inventory losses), operating costs and restructuring costs in the aggregate to be cash-flow positive. Internet, Media & Technology Segment In Q1, we expect IMT segment revenue to be between $479 million and $494 million, up 9% year over year and up 47% over Q1 2020 at the midpoint of our outlook. 10 | Q4 2021

We expect Q1 IMT segment Adjusted EBITDA between $196 million and $206 million and Adjusted EBITDA margin of 41% at the midpoint of our Adjusted EBITDA outlook. This margin reflects the investment level we believe is necessary to drive innovation and execution toward our newly announced 2025 Targets included below. Premier Agent In Q1, Premier Agent revenue is expected to be between $358 million and $368 million, up 9% year over year and up 50% over Q1 2020 at the midpoint of our outlook. Our Premier Agent outlook assumes a wider range this quarter than previous periods to factor in more uncertainty around macroeconomic conditions; specifically, ongoing low inventory. Homes Segment In Q1, we expect Homes segment revenue to be $2.75 billion and Adjusted EBITDA to be a loss of $37.5 million at the midpoint of our outlook range. Mortgages Segment In Q1, Mortgages segment revenue is expected to be between $44 million and $49 million. Our Q1 outlook reflects slower industry refinance activity from recent moves in interest rates, consistent gain on sale spreads, and slower growth in purchase originations impacted by the wind-down of our iBuying operations. As a result, we expect Adjusted EBITDA to be between a loss of $17 million and $12 million based upon current capacity, expected market conditions and additional investments in operations to integrate Mortgages with our other products and services. New 2025 Targets Today we introduced new 2025 targets. As we drive engagement, grow the number of customer transactions, and expand revenue per customer transaction, we are targeting 2025 consolidated annual revenue of $5 billion and Adjusted EBITDA margin of 45%. 11 | Q4 2021

Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the future performance and operation of our business, the expected amount and timing of charges, write-downs and cash expenditures and expected wind-down plans of the Zillow Offers operations, the current and future health and stability of the residential housing market and economy and our expectations regarding future shifts in behavior by consumers and employees. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” “would,” “could,” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of February 10, 2022, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, disruptions in operations (including in our ability to complete the disposition of homes in inventory), and relationships with customers, suppliers, vendors, broker partners, contractors, employees, lenders and customers given our decision to wind down Zillow Offers operations; unanticipated developments that may prevent, delay or increase the costs associated with our wind down activities; our access to and the availability of financing on terms acceptable to us to finance the purchase of homes through Zillow Offers during the wind down of Zillow Offers operations; the impact of the COVID-19 pandemic (including variants) or other public health crises and any associated economic downturn on our future financial position, operations and financial performance; the magnitude, duration and severity of the COVID-19 pandemic (including variants) and the availability, widespread distribution, use and efficacy of vaccines; the impact of actions taken by governments, businesses and individuals in response to the COVID-19 pandemic (including variants), including changes in laws or regulations that limit our ability to operate; the current and future health and stability of the economy, financial conditions and residential housing market, including any extended slowdown in the real estate markets as a result of the COVID-19 pandemic (including variants); changes in laws or regulations applicable to our business, employees, products or services, including current and future laws, regulations and orders that limit our ability to operate in light of the COVID-19 pandemic (including variants); changes in general economic and financial conditions that reduce demand for our products and services, lower our profitability or reduce our access to credit; actual or anticipated fluctuations in our financial condition and results of operations; changes in projected operational and financial results; addition or loss of significant customers; actual or anticipated changes in our rates of growth and innovation relative to that of our competitors; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; ability to protect the information and privacy of our customers and other third parties; ability to protect our brand and intellectual property; ability to obtain or maintain licenses and permits to support our current and future businesses; ability to comply with MLS rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; ability to operate our mortgage origination business, including the ability to obtain sufficient financing; fluctuations in the valuation of companies perceived by investors to be comparable to Zillow Group; the impact of natural disasters and other catastrophic events; the impact of pending or future litigation or regulatory actions; and the issuance of new or updated research or reports by securities analysts. The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC and in Zillow Group’s other filings with the SEC. Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances. 12 | Q4 2021

Use of Estimates and Third-Party Data This communication contains estimates and other statistical data made by independent parties and by Zillow Group relating to market size, the housing market, connections, engagement, transactions, growth and other data about Zillow Group's industry and performance. These data involve a number of assumptions and limitations, which may significantly impact their accuracy, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of future performance are necessarily subject to a high degree of uncertainty and risk. Use of Non-GAAP Financial Measures This communication includes references to Adjusted EBITDA (in total and for each segment, and including forecasted Adjusted EBITDA and EBITDA margin), Average Return on Homes Sold Before Interest Expense and Average Return on Homes Sold After Interest Expense, which are non-GAAP financial measures not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP. Adjusted EBITDA To provide investors with additional information regarding our financial results, this communication includes references to Adjusted EBITDA in total and for each segment, each a non-GAAP financial measure. We have provided a reconciliation below of Adjusted EBITDA in total to net income (loss) and Adjusted EBITDA by segment to income (loss) before income taxes for each segment, the most directly comparable GAAP financial measures. Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Our use of Adjusted EBITDA in total and for each segment has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: ▪ Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; ▪ Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; ▪ Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; ▪ Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; ▪ Adjusted EBITDA does not reflect impairment and restructuring costs; ▪ Adjusted EBITDA does not reflect acquisition-related costs; ▪ Adjusted EBITDA does not reflect the gain (loss) on extinguishment of debt; ▪ Adjusted EBITDA does not reflect interest expense or other income; ▪ Adjusted EBITDA does not reflect income taxes; and ▪ Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. 13 | Q4 2021

Because of these limitations, you should consider Adjusted EBITDA in total and for each segment alongside other financial performance measures, including various cash flow metrics, net income (loss), income (loss) before income taxes for each segment and our other GAAP results.

The following tables present Adjusted EBITDA along with the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment along with the calculation of Adjusted EBITDA margin and associated year over year growth rates and the most directly comparable GAAP financial measure and related year over year growth rates, which is net income (loss) margin on a consolidated basis and income (loss) before income taxes margin for each segment, for the periods presented (in thousands, unaudited):

| | Three Months Ended December 31, | | 2020 to 2021 | Year Ended December 31, | | 2020 to 2021 |
|---|---|---|---|---|---|---|
| | 2021 | 2020 | % Change | 2021 | 2020 | % Change |
| **Revenue:** | | | | | | |
| Homes segment: | | | | | | |
| Zillow Offers | $ 3,336,660 | $ 301,703 | 1,006 % | $ 5,982,357 | $ 1,710,535 | 250 % |
| Other (1) | 11,663 | 2,442 | 378 % | 33,421 | 4,840 | 591 % |
| Total Homes segment revenue | 3,348,323 | 304,145 | 1,001 % | 6,015,778 | 1,715,375 | 251 % |
| IMT segment: | | | | | | |
| Premier Agent | 353,799 | 314,213 | 13 % | 1,395,723 | 1,046,954 | 33 % |
| Other (2) | 129,370 | 109,625 | 18 % | 490,059 | 403,278 | 22 % |
| Total IMT segment revenue | 483,169 | 423,838 | 14 % | 1,885,782 | 1,450,232 | 30 % |
| Mortgages segment | 50,821 | 60,969 | (17)% | 245,816 | 174,210 | 41 % |
| Total revenue | $ 3,882,313 | $ 788,952 | 392 % | $ 8,147,376 | $ 3,339,817 | 144 % |
| **Other Financial Data:** | | | | | | |
| Gross profit | $ 467,101 | $ 446,214 | 5 % | $ 1,753,199 | $ 1,473,425 | 19 % |
| Income (loss) before income taxes: | | | | | | |
| Homes segment | $ (342,040) | $ (66,621) | (413)% | $ (881,464) | $ (320,254) | (175)% |
| IMT segment | 137,291 | 145,369 | (6)% | 544,590 | 262,984 | 107 % |
| Mortgages segment | (26,675) | 7,305 | (465)% | (51,823) | 4,514 | (1,248)% |
| Corporate items (3) | (27,930) | (39,416) | 29 % | (137,817) | (116,882) | (18)% |
| Total income (loss) before income taxes | $ (259,354) | $ 46,637 | (656)% | $ (526,514) | $ (169,638) | (210)% |
| Net income (loss) | $ (261,208) | $ 46,036 | 667 % | $ (527,777) | $ (162,115) | (226)% |
| Adjusted EBITDA: | | | | | | |
| Homes segment | $ (206,171) | $ (46,890) | (340)% | $ (649,994) | $ (241,969) | (169)% |
| IMT segment | 220,010 | 203,093 | 8 % | 853,226 | 556,137 | 53 % |
| Mortgages segment | (14,273) | 13,648 | (205)% | (8,651) | 28,825 | (130)% |
| Total Adjusted EBITDA | $ (434) | $ 169,851 | (100)% | $ 194,581 | $ 342,993 | (43)% |

(1) Other Homes segment revenue relates to revenue associated with the title and escrow services provided through Zillow Closing Services.
(2) Other IMT segment revenue includes revenue generated by rentals, new construction and display advertising, as well as revenue from the sale of various other advertising and business technology solutions for real estate professionals, including dotloop. Beginning in the fourth quarter of 2021, the IMT segment also includes the financial results of ShowingTime, Inc.
(3) Certain corporate items are not directly attributable to any of our segments, including the gain (loss) on extinguishment of debt, interest income earned on our short-term investments included in other income and interest costs on our convertible senior notes included in interest expense.

14 | Q4 2021

| Percentage of Revenue: | Three Months Ended December 31, 2021 | Three Months Ended December 31, 2020 | 2020 to 2021 % Change | 2020 to 2021 Margin Change Basis Points | Year Ended December 31, 2021 | Year Ended December 31, 2020 | 2020 to 2021 % Change | 2020 to 2021 Margin Change Basis Points |
|---|---|---|---|---|---|---|---|---|
| Gross profit | 12 % | 57 % | (79)% | (4,500) | 22 % | 44 % | (50)% | (2,200) |
| Income (loss) before income taxes: | | | | | | | | |
| Homes segment | (10)% | (22)% | 55 % | 1,200 | (15)% | (19)% | 21 % | 400 |
| IMT segment | 28 % | 34 % | (18)% | (600) | 29 % | 18 % | 61 % | 1,100 |
| Mortgages segment | (52)% | 12 % | (533)% | (6,400) | (21)% | 3 % | (800)% | (2,400) |
| Corporate items | N/A | N/A | N/A | N/A | N/A | N/A | N/A | N/A |
| Total income (loss) before income taxes | (7)% | 6 % | (217)% | (1,300) | (6)% | (5)% | (20)% | (100) |
| Net income (loss) | (7)% | 6 % | (217)% | (1,300) | (6)% | (5)% | (20)% | (100) |
| Adjusted EBITDA: | | | | | | | | |
| Homes segment | (6)% | (15)% | 60 % | 900 | (11)% | (14)% | 21 % | 300 |
| IMT segment | 46 % | 48 % | (4)% | (200) | 45 % | 38 % | 18 % | 700 |
| Mortgages segment | (28)% | 22 % | (227)% | (5,000) | (4)% | 17 % | (124)% | (2,100) |
| Total Adjusted EBITDA | — % | 22 % | (100)% | (2,200) | 2 % | 10 % | (80)% | (800) |

The following tables present a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net income (loss) on a consolidated basis and income (loss) before income taxes for each segment, for each of the periods presented (in thousands, unaudited):

| Three Months Ended December 31, 2021 | Homes | IMT | Mortgages | Corporate Items (2) | Consolidated |
|---|---|---|---|---|---|
| **Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:** | | | | | |
| Net loss (1) | N/A | N/A | N/A | N/A | $ (261,208) |
| Income taxes | N/A | N/A | N/A | N/A | 1,854 |
| Income (loss) before income taxes | $ (342,040) | $ 137,291 | $ (26,675) | $ (27,930) | $ (259,354) |
| Other income | (2,604) | — | (1,185) | (409) | (4,198) |
| Depreciation and amortization | 8,010 | 31,323 | 2,319 | — | 41,652 |
| Share-based compensation | 20,454 | 50,472 | 9,287 | — | 80,213 |
| Acquisition-related costs | — | 892 | — | — | 892 |
| Impairment and restructuring costs | 71,247 | — | 926 | — | 72,173 |
| Interest expense | 38,762 | 32 | 1,055 | 28,339 | 68,188 |
| Adjusted EBITDA | $ (206,171) | $ 220,010 | $ (14,273) | $ — | $ (434) |

15 | Q4 2021

| | Three Months Ended December 31, 2020 | | | | |
|---|---|---|---|---|---|
| | Homes | IMT | Mortgages | Corporate Items (2) | Consolidated |
| **Reconciliation of Adjusted EBITDA to Net Income and Income (Loss) Before Income Taxes:** | | | | | |
| Net income (1) | N/A | N/A | N/A | N/A | $ 46,036 |
| Income taxes | N/A | N/A | N/A | N/A | 601 |
| Income (loss) before income taxes | $ (66,621) | $ 145,369 | $ 7,305 | $ (39,416) | $ 46,637 |
| Other income | — | — | (1,146) | (1,657) | (2,803) |
| Depreciation and amortization | 4,114 | 21,973 | 1,967 | — | 28,054 |
| Share-based compensation | 12,319 | 35,751 | 4,375 | — | 52,445 |
| Loss on extinguishment of debt | — | — | — | 4,943 | 4,943 |
| Interest expense | 3,298 | — | 1,147 | 36,130 | 40,575 |
| Adjusted EBITDA | $ (46,890) | $ 203,093 | $ 13,648 | $ — | $ 169,851 |

| | Year Ended December 31, 2021 | | | | |
|---|---|---|---|---|---|
| | Homes | IMT | Mortgages | Corporate Items (2) | Consolidated |
| **Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:** | | | | | |
| Net loss (1) | N/A | N/A | N/A | N/A | $ (527,777) |
| Income taxes | N/A | N/A | N/A | N/A | 1,263 |
| Income (loss) before income taxes | $ (881,464) | $ 544,590 | $ (51,823) | $ (137,817) | $ (526,514) |
| Other income | (2,878) | — | (5,019) | (2,291) | (10,188) |
| Depreciation and amortization | 22,393 | 99,026 | 8,361 | — | 129,780 |
| Share-based compensation | 76,879 | 200,963 | 33,844 | — | 311,686 |
| Acquisition-related costs | — | 8,615 | — | — | 8,615 |
| Loss on extinguishment of debt | — | — | — | 17,119 | 17,119 |
| Impairment and restructuring costs | 71,247 | — | 926 | — | 72,173 |
| Interest expense | 63,829 | 32 | 5,060 | 122,989 | 191,910 |
| Adjusted EBITDA | $ (649,994) | $ 853,226 | $ (8,651) | $ — | $ 194,581 |

16 | Q4 2021

| | Year Ended December 31, 2020 | | | | |
|---|---|---|---|---|---|
| | Homes | IMT | Mortgages | Corporate Items (2) | Consolidated |
| **Reconciliation of Adjusted EBITDA to Net Loss and Income (Loss) Before Income Taxes:** | | | | | |
| Net loss (1) | N/A | N/A | N/A | N/A | $ (162,115) |
| Income taxes | N/A | N/A | N/A | N/A | (7,523) |
| Income (loss) before income taxes | $ (320,254) | $ 262,984 | $ 4,514 | $ (116,882) | $ (169,638) |
| Other income | — | (5,300) | (2,369) | (17,860) | (25,529) |
| Depreciation and amortization | 13,315 | 89,862 | 6,854 | — | 110,031 |
| Share-based compensation | 48,166 | 134,691 | 14,693 | — | 197,550 |
| Gain on extinguishment of debt | — | — | — | (1,448) | (1,448) |
| Impairment and restructuring costs | — | 73,900 | 2,900 | — | 76,800 |
| Interest expense | 16,804 | — | 2,233 | 136,190 | 155,227 |
| Adjusted EBITDA | $ (241,969) | $ 556,137 | $ 28,825 | $ — | $ 342,993 |

(1) We use income (loss) before income taxes as our profitability measure in making operating decisions and assessing the performance of our segments, therefore, net income (loss) and income tax benefit (expense) are calculated and presented only on a consolidated basis within our financial statements.

(2) Certain corporate items are not directly attributable to any of our segments, including the gain (loss) on extinguishment of debt, interest income earned on our short-term investments included in other income and interest costs on our convertible senior notes included in interest expense.

## Non-GAAP Average Return on Homes Sold After Interest Expense

To provide investors with additional information regarding our Zillow Offers financial results, this communication includes a calculation of Average Return on Homes Sold After Interest Expense, which is a non-GAAP financial measure. We have provided a reconciliation of Average Return on Homes Sold After Interest Expense to the most directly comparable GAAP financial measure, which is average gross profit (loss) per home for the Zillow Offers business.

We believe that Average Return on Homes Sold After Interest Expense is a useful financial measure to investors as it is one of the primary measures used by management in making investment decisions, measuring unit level economics and evaluating operating performance for the Zillow Offers business. The measure is intended to convey the unit level economics of homes sold during the period by presenting the average revenue and associated expenses directly attributed to the homes sold. We believe this average per unit measure facilitates meaningful period over period comparisons notwithstanding variability in the number of homes sold during a period and indicates ability to generate average returns on assets sold after considering home purchase costs, renovation costs, holding costs and selling costs.

We calculate the Average Return on Homes Sold After Interest Expense as revenue associated with homes sold during the period less direct costs attributable to those homes divided by the number of homes sold during the period. Specifically, direct costs include, with respect to each home sold during the period (1) home acquisition and renovation costs, which in turn include certain labor costs directly associated with these activities; (2) holding and selling costs; and (3) interest costs incurred.

17 | Q4 2021

Included in direct holding and interest expense amounts for the periods presented are holding and interest costs recorded as period expenses in prior periods associated with homes sold in the presented period, which are not calculated in accordance with, or as an alternative for, GAAP and should not be considered in isolation or as a substitute for results reported under GAAP. Excluded from certain of these direct cost amounts are costs recorded in the presented period related to homes that remain in inventory at the end of the period, as shown in the tables below. We make these period adjustments because we believe presenting Average Return on Homes Sold After Interest Expense in this manner provides a focused view on a subset of our assets - homes sold during the period - and reflecting costs associated with those homes sold from the time we acquire to the time we sell the home, which may be useful to investors. Average Return on Homes Sold After Interest Expense is intended to illustrate the performance of homes sold during the period and is not intended to be a segment or company performance metric. Average Return on Homes Sold After Interest Expense is a supplemental measure of operating performance for a subset of assets and has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Average Return on Homes Sold After Interest Expense does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; • Average Return on Homes Sold After Interest Expense does not consider the potentially dilutive impact of share-based compensation; • Average Return on Homes Sold After Interest Expense does not include period costs that were not eligible for inventory capitalization associated with homes held in inventory at the end of the period; • Average Return on Homes Sold After Interest Expense does not reflect indirect expenses included in cost of revenue, sales and marketing, technology and development, or general and administrative expenses, some of which are recurring cash expenditures necessary to operate the business; and • Average Return on Homes Sold After Interest Expense does not reflect income taxes. The calculation of Average Return on Homes Sold After Interest Expense includes only those expenses directly attributed to the homes sold during the period. To arrive at return on homes sold after interest expense, the Company deducts from Zillow Offers gross profit (loss) (1) holding costs incurred in the presented period and prior periods for homes sold during the presented period that are included in sales and marketing expense, (2) selling costs incurred in the presented period for homes sold during the presented period that are included in sales and marketing expense and (3) interest expense incurred in the presented period and prior periods for homes sold during the presented period. The Company adds to Zillow Offers gross profit (loss) (1) inventory valuation adjustments recorded during the presented period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, and indirect expenses included in cost of revenue and (2) share-based compensation expense and depreciation and amortization expense included in cost of revenue. The following table presents the calculation of Zillow Offers average gross profit (loss) per home and Average Return on Homes Sold After Interest Expense and a reconciliation of return on homes sold after interest expense to Zillow Offers gross profit (loss) for the periods presented (unaudited): 18 | Q4 2021

| Calculation of Average Gross Profit per Home | Three Months Ended December 31, 2021 | 2020 |
|---|---|---|
| Zillow Offers revenue | $ 3,336,660,000 | $ 301,703,000 |
| Zillow Offers cost of revenue | 3,322,341,000 | 278,184,000 |
| Zillow Offers gross profit | $ 14,319,000 | $ 23,519,000 |
| Homes sold | 8,353 | 923 |
| Average Zillow Offers gross profit per home | $ 1,714 | $ 25,481 |
| ***Reconciliation of Non-GAAP Measure to Nearest GAAP Measure*** | | |
| Zillow Offers gross profit | $ 14,319,000 | $ 23,519,000 |
| Holding costs included in sales and marketing (1) | (24,983,000) | (67,000) |
| Selling costs included in sales and marketing (2) | (105,370,000) | (11,335,000) |
| Interest expense (3) | (23,986,000) | (2,422,000) |
| Direct and indirect expenses included in cost of revenue (4) | (96,955,000) | 5,620,000 |
| Share-based compensation and depreciation and amortization included in cost of revenue | 6,353,000 | 2,412,000 |
| Return on homes sold after interest expense | $ (230,622,000) | $ 17,727,000 |
| Homes sold | 8,353 | 923 |
| Average return on homes sold after interest expense | $ (27,609) | $ 19,206 |

(1) Amount represents holding costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period and prior periods. These costs primarily include homeowners association dues, property taxes, insurance, utilities, and cleaning and maintenance costs incurred during the time a home is held for sale after the renovation period is complete. On a GAAP basis, the Company incurred a total of $35.3 million and $2.4 million of holding costs included in sales and marketing expense for the three months ended December 31, 2021 and 2020, respectively.
(2) Amount represents selling costs incurred related to homes sold in the presented period that were not eligible for inventory capitalization and were therefore expensed as period costs in the presented period. These costs primarily include agent commissions paid upon the sale of a home.
(3) Amount represents interest expense incurred related to homes sold in the presented period that was not eligible for inventory capitalization and was therefore expensed as a period cost in the presented period and prior periods.
(4) Amount includes inventory valuation adjustments recorded during the period associated with homes that remain in inventory at period end, net of inventory valuation adjustments recorded in prior periods related to homes sold in the presented period, holding costs incurred in the renovation period that are eligible for inventory capitalization and are expensed in the period presented when the associated home is sold, as well as corporate costs allocated to Zillow Offers such as headcount expenses and hosting-related costs related to the operation of our website.

## Use of Operating Metrics

Zillow Group reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. This presentation includes Revenue Per Customer Transaction and Customer Transactions. Going forward, Zillow Group expects to use these operating metrics on a periodic basis to evaluate and provide investors with insight into the performance of Zillow Group's transaction-based lines of business, which currently include Premier Agent, Zillow Home Loans and Zillow Closing Services. Because Zillow Group is winding down Zillow Offers operations, Zillow Group excluded revenue and transaction contributions from Zillow Offers from the calculations of Customer Transactions and Revenue Per Customer Transaction, as further described below. We believe these adjustments enable management and investors to better understand and monitor the health and performance of Zillow's continuing transaction-based lines of business while controlling for impacts from Zillow Offers.

19 | Q4 2021

Customer Transactions: Zillow calculates “Customer Transactions” as each unique purchase or sale transaction in which the home buyer or seller uses Zillow Home Loans, Zillow Closing Services, and/or involves a Premier Agent that the buyer or seller connected with through Zillow Group, in each case excluding those transactions which occurred in connection with a Zillow Offers transaction. In particular: • For Premier Agent, Zillow Group uses an internal approximation of the number of buy- and sell-side transactions that involve a Premier Agent that the buyer or seller connected with through Zillow. Because of the challenges associated with measuring the conversion of connections to transactions outside of our Flex program, including reliance on the availability and quality of public records and data, these estimates may be inaccurate. • For Zillow Closing Services, Zillow Group counts each unique purchase or sale transaction in which the home buyer or seller uses Zillow Closing Services. • For Zillow Home Loans, Zillow Group counts each unique purchase or sale transaction in which the home buyer or seller uses Zillow Home Loans. Revenue Per Customer Transaction: Zillow Group calculates “Revenue Per Customer Transaction” as Premier Agent, Zillow Home Loans and Zillow Closing Services revenue (excluding revenue generated in connection with a Zillow Offers transaction) divided by the number of Customer Transactions during the relevant period. 20 | Q4 2021